 ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. RAISES $140,000 IN CONVERTIBLE DEBT OFFERING

Addison, Texas, June 14, 2011; ULURU Inc. (NYSE AMEX: ULU), a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products, today announced it has completed a $140,000 convertible debt financing with Kerry P. Gray, the Company’s Chairman, President, and Chief Executive Officer.  The Company intends to use the funds for general corporate purposes.

The convertible notes will bear interest at the rate of 10.0% per annum, with annual payments of interest commencing on July 1, 2012.  The full amount of principal and any unpaid interest will be due on June 13, 2014.  The outstanding principal balance of the notes may be converted into shares of ULURU Inc. common stock, at the option of the note holder and at any time, at a conversion price of $0.08 per share or 1,750,000 shares of common stock.  The company may force conversion of the convertible note if the common stock trades for a defined period of time at a price greater than $0.12.  The convertible note is secured by the grant of a security interest in the inventory, accounts receivables and capital equipment held by the Company.  The securities issuable on conversion have not been registered under the Securities Act of 1933 and may not be sold absent registration or an applicable exemption from the registration requirements.

As part of the convertible debt financing, Mr. Gray will also receive a warrant to purchase up to 525,000 shares of ULURU Inc.’s common stock.  The warrant has an exercise price of $0.08 per share and is exercisable at any time until June 13, 2016.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.ULURUinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to the anticipated closing of the transaction and the Company’s products. These statements are subject to numerous risks and uncertainties, including but not limited to ULURU’s lack of profitability, the sufficiency of ULURU’s working capital, the need for additional capital to operate its business, and to risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other reports filed by us with the Securities and Exchange Commission.